Exhibit 10.1

COMMUNITY HEALTHCARE TRUST
INCORPORATED
SECOND AMENDED AND RESTATED
EXECUTIVE OFFICER INCENTIVE PROGRAM

1.    Purpose. The Community Healthcare Trust Incorporated Amended and Restated 2014 Incentive Plan (the "Plan") was adopted to promote the interests of Community Healthcare Trust Incorporated (the "Company") and its stockholders by:

•strengthening the Company's ability to attract, motivate, and retain select Eligible Persons upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend;

•offering such individuals additional incentives to put forth maximum efforts for the success of the business; and

•affording such select Eligible Persons an opportunity to acquire a proprietary interest in the Company through stock ownership and other performance-based rights.

This Second Amended and Restated Executive Officer Incentive Program is being adopted in accordance with the Plan and is intended to further the purposes of the Plan by providing incentives to the Company's executive officers that are designed to reward individual performance, the achievement of specific Company-level financial goals and total shareholder return.

2.    Definitions. Whenever the following capitalized terms are used in this Second Amended and Restated Executive Officer Incentive Program, they shall have the meanings specified below:

"3-year TSR" means for any person for any three-year period the sum of: (X) the per share Fair Market Value as of the last June 30 of such three-year period minus the per share Fair Market Value of the Common Stock as of the first July 1 of such three-year period, and (Y) the aggregate dividends paid to common stockholders during such three-year period divided by (Z) the per share Fair Market Value as of the first July 1 of such three-year period, expressed as a percentage.

"5-year TSR" means for any person for any five-year period the sum of: (X) the per share Fair Market Value as of the last June 30 of such five-year period minus the per share Fair Market Value of the Common Stock as of the first July 1 of such five-year period, and (Y) the aggregate dividends paid to common stockholders during such five-year period divided by (Z) the per share Fair Market Value as of the first July 1 of such five-year period, expressed as a percentage.

"AFFO" means adjusted funds from operations per share, as reported to the public by the Company in its earnings and results of operations news releases and in its periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended with adjustments made to normalize the effect of equity offerings.

"Peer Group" means the most recent group of equity real estate investment trusts ("REITs") that the Committee’s compensation consultant chooses as the Company’s Peer Group.
Other capitalized terms used herein, but not defined, shall have the meanings attributed to such terms in the Plan.

3.    Participation. The Participants in this Second Amended and Restated Executive Officer Incentive Program are the Eligible Persons who are executive officers of CHCT or its Affiliates or Subsidiaries and who have been named by the Committee to participate in this program.

4.    Awards. Awards may be in the form of cash or restricted stock as outlined below and may be granted to each Participant upon the Committee's determination and in its discretion and shall be subject to such vesting periods as outlined below. Awards shall generally be of the following types:

"Individual Performance Awards" ("IPA") are in the discretion of the Committee and shall be for the         purposes of: (i) rewarding a Participant's individual efforts in contributing to the success of the Company and the Participant's demonstration of competency within his or her job description and requisite skill sets and (ii) retaining the Participant as an executive officer of the Company. The Committee anticipates that Participants will have the opportunity to earn an IPA each year. The Company will generally target a maximum IPA for each Participant of up to 50% of such Participant's Base Salary.

"Company Performance Awards " ("CPA") shall be based on specific Company performance targets. The Committee may determine, in its discretion, the particular financial and/or operating metrics to be targeted, which may include, but are not limited to FAD, AFFO, payout percentages, etc. The measurement period shall be four consecutive quarters ending on June 30 of each year or such date as the Committee may determine. The Committee anticipates that Participants will have the opportunity to earn Company Performance Awards each year. The Company will generally target a maximum of two performance metrics during any given measurement period and a maximum combined award for all such metrics of up to 50% of such Participant's Base Salary. The initial Company performance metric is as outlined on Exhibit B hereto.

"TSR Awards" ("TSRA") shall be based on the Company's total shareholder return, as measured against the Peer Group as of the last trading day of the year. The criteria for awarding TSRAs shall be the Company's relative total shareholder return performance measured as a percentile, as compared to the total shareholder returns of the companies in the Peer Group. The measurement period shall be twelve and twenty consecutive quarters as outlined in Section 2 above. The Company will generally target a maximum TSRA for each Participant of up to 200% of such Participant's Base Salary. Participants shall have the opportunity to earn TSRAs each year based on 3-year TSR and 5-year TSR. TSRAs shall be in the form of Restricted Stock Awards with an eight-year cliff vesting period and shall not be available for the Company’s Alignment of Interest Program. The initial TSRA percentages are as outlined in Exhibit B hereto. The Determination Date shall be June 30 of each year or, if such date is not a trading day, then the trading day immediately preceding June 30. The number of shares shall be determined as of the Determination Date by dividing the total of the Participant's TSRA by the average closing price of the common stock for the 10 trading days immediately preceding the Determination Date.

The Committee shall have the discretion to alter the administration of awards under this Second Amended and Restated Executive Officer Incentive Program at any time prior to the grant of any such award, in accordance with Section 4.3 of the Plan.

5.    Restricted Stock Election Awards. At the election of the Participant, the Participant may use any Individual Performance Awards and/or Company Performance Awards paid in cash under this Second Amended and Restated Executive Officer Incentive Plan to purchase restricted stock, of the Company in accordance with the terms and provisions of the Plan and the Company's Alignment of Interest Program.

6.    Termination of Employment. In the event of termination of a Participant's employment, the disposition of any unvested Awards will be determined in accordance with such Participant's written employment agreement and Award Agreement, if applicable. If a Participant is not employed pursuant to a written employment agreement and voluntarily terminates his or her employment, or is terminated for Cause (as such term is defined in the Plan), such Participant will forfeit any unvested Awards. If a Participant is not employed pursuant to a written employment agreement and such employment is terminated by the Company without Cause, or by reason of Participant's death, Disability or retirement (upon attainment of eligibility to retire in accordance with any applicable Company policy then in effect) all unvested Awards will continue to vest pursuant to the Restricted Stock Agreement such stock is subject to. The provisions of Section 7 of the Plan will govern in the event of a Change of Control and are not intended to be altered by this Section 6. Notwithstanding the foregoing, for any Participant who is subject to Code Section 162(m) compensation restrictions, no unvested Awards which are intended to be performance-based compensation under Code Section 162(m) shall vest unless the performance goals have been satisfied on a pro rata basis by the termination date.

7.    Amendments. The Committee may from time to time amend or modify this Second Amended and Restated Executive Officer Incentive Program, provided that no such action shall adversely affect Awards previously granted hereunder.

8.    Survival. This Second Amended and Restated Executive Officer Incentive Program shall continue in effect as long as the Plan is in effect or until terminated by the Committee.

Exhibit A Company Performance Metric

AFFO Payout Percentage Required to Pay Target Dividend	Company Performance Award Percentage
95%	10%
94%	20%
93%	30%
92%	40%
91%	50%
90%	60%
89%	70%
88%	80%
87%	90%
86%	100%
85%	110%
84%	120%
83%	130%
82%	140%
<81%	150%

AFFO Payout Percentages for other than whole integers shall be prorated with the corresponding Company Performance Index. For Example, a Payout Percentage of 94.5% shall equate to a Company Performance Index of 15%.

TARGET DIVIDENDS
PLAN YEAR END	TARGET DIVIDEND
6/30/17	$1.55
6/30/18	$1.60
6/30/19	$1.65
6/30/20	$1.70
6/30/21	$1.75
6/30/22	$1.80
6/30/23	$1.85
6/30/24	$1.90

Exhibit B Total Shareholder Return Award Percentages of Base Salary

TSR Measure	<25th Percentile	>=25th Percentile	>=50th Percentile	>=75th Percentile	>100th Percentile
3-Year TSR	0.0%	25.0%	50.0%	75.0%	100.0%
5-Year TSR	0.0%	25.0%	50.0%	75.0%	100.0%
3